Exhibit 10.15

TECHNOLOGY RIGHTS AGREEMENT

This Agreement (the “Option Agreement”) is made effective as of _________ (the “Effective Date”).

BETWEEN:

Socpra sciences santé et humaines s.e.c., operating under the name TransferTech Sherbrooke, a Limited Partnership duly incorporated pursuant to the Civil Code of Québec, having its head office at 35 Radisson Street, Office 200, Sherbrooke, (Quebec), Canada, J1L 1E2, acting and represented by its General Partner, Gestion Socpra sciences santé et humaines inc., a legal person duly constituted under the Business Corporations Act (Quebec), said General Partner being represented by its agent and mandatory Gestion socpra Inc, herein acting and represented by Michel Lambert, its President and CEO, duly authorized for the purposes hereof as he so declares by signing;

hereinafter referred to as “TTS”

AND:

Mainz Biomed N.V., a corporate body incorporated in Amsterdam, with its principal place of business located at Sirius GutenbergPark
Robert-Koch-Straße 50, 55129, Mainz, Germany;

hereinafter referred to as “MAINZ BIOMED”

MAINZ BIOMED and TTS shall each individually be referred to as “Party” and collectively as “Parties”.

WHEREAS	Jean-François Beaulieu, Élizabeth Herring and Éric Tremblay (hereinafter the “Inventors”), while working at the Université de Sherbrooke (the “University”) have developed an invention entitled “Algorithme et méthode de profilage multi-cibles d’ARNm pour le dépistage des lésions colorectales”, which along with other aspects of the work of the Inventors constitute (the “Technology” as further defined herein;

WHEREAS	TTS is a limited partnership with a mission to elaborate, plan, organize, carry out and manage the commercial and valorization activities regarding the University’s intellectual property;

WHEREAS	according to a technology transfer agreement agreed upon between the University and TTS, the University has assigned to TTS all its rights, titles and interests in the Technology and TTS has received the exclusive right to commercialize said Technology and to enter into agreements with commercial entities, including the right to enter into this Option Agreement;

WHEREAS	TTS has filed patent applications on the Technology, as further described in Schedule 1;

WHEREAS	MAINZ BIOMED is interested in performing various tests on the Technology, for which TTS holds all the rights, in order to assess efficacy, compatibility and quality before exercising the Option, as further described below, on the Intellectual Property, including the Technology, as further defined herein.

WHEREAS	TTS wishes to grant to MAINZ BIOMED, and MAINZ BIOMED agrees to acquire, a globally exclusive option to excercise an assignment of the Intellectual Property, on certain terms and conditions which include the terms detailed in Schedule 3.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.0	DEFINITIONS

1.1.	Confidential Information means the terms and conditions of this Option Agreement, any confidential or proprietary information shared between or among Parties for the purposes of this Option Agreement, and any and all discoveries, inventions, processes, methods, techniques, know-how, and intellectual property and proprietary rights relating to the Technology, expressed in whatever form and may include technical information, procedures, formulae, protocols, software, specifications, flowcharts, instructions, research, financial or marketing data, business plans, patent applications, and other documents and materials, and all modifications, variations, updates, enhancements and improvements thereof, that are disclosed by one Party to another Party during the term of this Option Agreement. Confidential Information may include unique combinations of separate items, which individually may or may not be confidential.

1.2.	TTS-owned Improvements means any addition, modification, extension or perfecting to or of the Technology, which promotes its development, production or marketing and that aredeveloped exclusively by the University, which may or may not be the subject of intellectual property protection.

1.3.	Intellectual Property means all rights related to the inventions, the Patents, the Technology and TTS-owned Improvements.

1.4.	Patents means patents and/or patent applications listed in Schedule 1, including but not limited to any issuance, amendments, divisions, continuations, continuations-in-part, reissues, renewals, extensions and supplementary protection certificates of any such patents and patent applications.

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1.5.	Products and Services means any article, parts, device, system, method, unit, product or component of a product, service or service contract which results from use of the Technology, incorporates the Technology in whole or in part or is covered by one or more patent applications or patents covering the Invention. This includes any Product or Service intended to improve or change a Product or Service.

1.6.	Technology meansthe drawings, software, technical information, know-how, documents, copyright, patterns, prototypes, models, processes, formulas, products, samples, files, diagrams, plans, specifications, algorithms, methods, research or data owned or controlled by TTS, as described in Schedule 2.

2.0	PROPERTY RIGHTS IN AND TO THE TECHNOLOGY

2.1.	MAINZ BIOMED acknowledges and agrees that TTS owns all rights, titles and interests in and to the Intellectual Property.

2.2	TTS acknowledges and agrees that it has the authority to assign all rights, titles and interests in and to the Intellectual Property to MAINZ BIOMED upon of the exercise of the Option and execution of a subsequent assignment agreement.

3.0	OPTION

3.1.	By signing this Option Agreement, TTS grants MAINZ BIOMED, which accepts the same, a globally exclusive option to excercise an assignment of the Intellectual Property, on commercially reasonable terms (the “Option”), including those set out in Schedule 3, hereto.

3.2.	The Option begins on the Effective Date and is valid for a period of one (1) year. If no assignment agreement is signed during the aforementioned one-year period, MAINZ BIOMED may renew, but it not obligated to renew, this Option for an additional period of six (6) months (collectively, the “Option Period)”.

3.3.	In accordance with the terms and conditions contained herein, TTS hereby grants MAINZ BIOMED a globally exclusive and non-sublicensable, royalty free, paid-up license to exercise, use, and practice the Intellectual Property, for internal non-commercial research purposes only; provided, that the University and TTS also retain the right to exercise, use and practice the Technology for academic and non-commercial research purposes only.

3.4.	During the Option Period, TTS will not (a) grant a license to commercially exploit the Intellectual Property to any other party or (b) otherwise diminish TTS’ sole ownership of the Intellectual Property. Following the expiration of the Option Period, or unless previously terminated according to Section 9, TTS shall be free to license the Intelletual Property to any third party upon such terms as they deem appropriate.

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4.0	CONSIDERATION

4.1.	All amounts are expressed in Euros and all applicable taxes will be charged in addition to all amounts payable.

4.2.	In consideration of the Option granted to MAINZ BIOMED, MAINZ BIOMED agrees to pay TTS the following:

4.2.1.	Five thousand euros (5,000 €) on the Effective Date, for the first year of the Option Period; and

4.2.2.	Five thousand euros (5,000 €) on the date of the renewal of the Option, for an additional six-month period.

4.3.	MAINZ BIOMED shall pay interest on any unpaid and uncontested amounts, calculated at the prime business rate of the Bank of Canada applicable at the time the payment is due, plus three percent (3%), payable and compounded monthly. Interest shall run as of the date on which the payment becomes due until the date on which payment is received.

5.0	PATENT MATTERS

5.1.	In consideration of the Option granted to MAINZ BIOMED, MAINZ BIOMED agrees to cover all reasonable legal and administrative fees related to the prosecution and maintenance of the Patents during the Option Period.

5.2.	In view of the national-stage applications that will be due prior to the expiration of the renewal of this Option, to the extent that MAINZ BIOMED has not exercised the Option by the national-stage deadline, the Parties will reasonably cooperate in determining the patent strategy, including without limitation, for example, deciding in which countries to file applications. The Parties mutually pledge that the patent applications for the Technology will be filed in a timely manner, avoiding unnecessary delays.

5.3.	If MAINZ BIOMED exercises the Option, it is understood that all Patent costs borne by TTS, including but not limited to drafting and filing, will be borne by MAINZ BIOMED and repaid to TTS. Once the Option has been exercised, MAINZ BIOMED will be solely responsible for prosecution and maintenance of the Patent at its expense.

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6.0	EXERCISE OF OPTION

6.1.	In order to exercise the Option, MAINZ BIOMED will send TTS a written notice of such exercise prior to the expiry of the Option Period.

6.2.	If MAINZ BIOMED exercises the Option pursuant to Article 6.1, the Parties will negotiate in good faith to determine the specific terms and conditions on which the assignment will be granted by TTS to MAINZ BIOMED, which will include the terms set out in Schedule 3.

7.0	DISCLAIMER OF WARRANTY

7.1.	TTS and the University do not bind themselves and make no representation or warranty of any kind whatsoever with respect to the Intelletual Property and the Products and Services and, without limiting the generality of the foregoing, TTS and the University make no representation or warranty of any kind whatsoever with respect to the usefulness, quality or marketability of the Intellectul Property and the Products and Services or the effects which may result from their use, or that the development of applications relating to the Technology and the TTS-owned Improvements are complete. Without limiting the generality of the foregoing, TTS does not guarantee the validity of the patent applications or patents protecting the Technology and makes no representation with respect to their scope and validity. TTS and the University shall not be liable for the warranties, representations, undertakings or any other obligations given or assumed by MAINZ BIOMED toward any party whomsoever relating to the Technology and the Improvements.

7.2.	Nothing in this Option Agreement:

(a)	constitutes a warranty or representation by TTS that anything made, used, sold or otherwise disposed of under this Option Agreement is or will be free from claims or allegations of infringement of patents, copyrights, trademarks, industrial design or other intellectual property rights; or

(b)	imposes an obligation on TTS to bring or prosecute or defend actions or suits against third parties for infringement of patents, copyrights, trademarks, industrial designs or other intellectual property or contractual rights.

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8.0	INDEMNITY AND LIMITATION OF LIABILITY

8.1.	MAINZ BIOMED agrees to indemnify, hold harmless and defend TTS and the University, their respective Boards of Governors and Directors, officers, employees, faculty, students, invitees, and agents (the “Indemnified Parties”) against any and all third party demands, claims, suits, proceedings, actions of any nature or kind whatsoever (“Claims”), liabilities, damages, judgments, costs, expenses and fees (including reasonable legal expenses) (“Losses”) arising out of this Option Agreement, to the extent such Claims or Losses are not the result of gross negligence or intentional acts of the Indemnified Parties.

8.2.	During the term of this Option Agreement, MAINZ BIOMED shall indemnify, hold harmless and defend the Indemnified Parties for any damage, loss, cost or expense incurred by the Indemnified Parties relating to Claims that the Technology, the Improvements and the Products and Services infringe the patent or other proprietary rights of a third party as a result of any activity undertaken by MAINZ BIOMED.

8.3.	TTS and the University will not be liable for any damage or loss which MAINZ BIOMED or its agents suffer, whether direct, indirect, incidental, consequential or special to the extent arising from any defect, error, fault or failure of the Technology even if TTS or the University have been advised of the possibility of such defect, error, fault, or failure. MAINZ BIOMED acknowledges that it has been advised by TTS to undertake its own due diligence regarding the Technology.

9.0	CONFIDENTIALITY

9.1.	The Parties acknowledge that, during the term of this Option Agreement, they may disclose to each other Confidential Information during the term hereof.

9.2.	Each Party agrees:

a)	to use the disclosed Confidential Information solely for the purposes mentioned in the preamble, unless prior written consent has been obtained from the disclosing Party. The foregoing obligation includes, but is not limited to, not reproducing or using the Confidential Information to produce, sell, have produced or have sold marketable products or technologies unless a definitive agreement to that effect is entered between and among the Parties;

b)	not to disclose the Confidential Information of the disclosing Party or allow it to be disclosed to a third party. In addition, each Party agrees to restrict disclosure of the Confidential Information within its own organization to those employees, administrators, managers or agents who specifically need to know this Confidential Information for the purposes set out by this Option Agreement and associated Schedules and who agree to respect all the obligations hereof;

c)	to give back the Confidential Information to the disclosing Party, following a written request to this effect, after it has finished its evaluation and to destroy any copy or transcript, in whole or in part, that it may have made of the Confidential Information (other than automatically generated computer backup copies, which shall remain subject to the other confidentiality clauses as set forth herein). Notwithstanding the foregoing, the receiving Party may securely retain a single archival copy of any Confidential Information provided by the disclosing Party under this Option Agreement, which copy shall remain subject to the other confidentiality clauses as set forth herein, and which may only be used by the receiving Party in connection with the review of its obligations under this Option Agreement;

d)	to handle the Confidential Information in the same manner and with the same diligence that it applies to its own confidential information, but not with less than a reasonable degree of care.

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9.3.	The Parties acknowledge that the following information is not considered Confidential Information:

a)	information which is or becomes publicly known without a breach hereof by either Party;

b)	information which is legally in the possession of a Party before being received from the other Party, as witnessed by its contemporaneous written files;

c)	information which has been provided to them legally by a third party in good faith who is at arm’s length;

d)	information which is developed by the receiving Party independently of any disclosures made hereunder, as evidenced by its contemporaneous written records; or

e)	information which must be disclosed under a law, regulation or court order; provided, that the receiving Party shall to the extent practicable and permissible under law, notify the disclosing Party promptly and afford disclosing Party the opportunity to seek to limit or mitigate such required disclosure, as by filing for a protective order by the disclosing Party; furthermore, receiving Party will only disclose the amount and type of Confidential Information actually required.

The onus of proving that information is not Confidential Information is on the receiving Party.

9.4.	The period for disclosing Confidential Information starts on the Effective Date and remains in force for two (2) years after the Effective Date. The confidentiality obligations of the receiving Party under this Agreement will remain in force (i) for trade secret, as long as they are protected under applicable laws, and (ii) for any other type of Confidential Information, for a period of two (2) years after the termination or expiration of this Agreement.

10.0	TERMINATION

10.1.	Notwithstanding the terms of the Option Agreement set out above, TTS may unilaterally terminate this Option Agreement by sending a written notice to such effect to MAINZ BIOMED, and TTS shall no longer have any obligation with respect to MAINZ BIOMED, and in particular to assign the Technology to MAINZ BIOMED, if MAINZ BIOMED:

10.1.1.	definitely ceases or threatens to cease operating its business, takes or threatens to take steps to wind up, becomes insolvent, goes bankrupt, makes an assignment of its property for the benefit of its creditors, if a receiver is appointed to dispose of its property or if it takes any other proceeding under any legislation governing liquidation (other than for a reorganization), insolvency or bankruptcy.

10.1.2.	materially breaches any other term or provision of this Option Agreement and fails to correct such default within thirty (30) business days of receipt of a written notice from TTS to such effect.

10.2.	MAINZ BIOMED may terminate this Agreement at any time by sending notice to TTS.

10.3.	Forthwith upon the termination of this Option Agreement, each Party shall cease to use the Confidential Information, the materials, or the Technology in any manner whatsoever received from the other Party and, upon written request from a Party, the other Party(eis) shall return to to the requesting Party all of the Confidential Information in its possession or control, together with a certificate certifying that no copies or derivatives, as the case may be, have been made or retained.

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11.0	OTHER PROVISIONS

11.1.	Any notice or other communication required or permitted to be made or given under this Option Agreement to any Party will be (a) in writing and will be sufficiently given if hand delivered or sent by certified or registered mail, or broadly recognized national or international delivery service, such as Federal Express or UPS, to the addresses set forth at the beginning of this Option Agreement, or to such other address as such Party may designate to the other Party or Parties, or (b) by email with confirmation from the recipient. Any such notice or other communication will be deemed to be given as of the date it is received by the addressee.

11.2.	The Parties undertake to execute and deliver such documents and do such things as may be necessary or advisable to give full effect to this Option Agreement.

11.3.	This Option Agreement may not be modified or amended except by instrument in writing signed by the Parties.

11.4.	If any covenant, obligation or agreement hereunder or the application of any part of this Option Agreement to any person, party or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Option Agreement or the application of such covenants, agreements or obligations, other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each covenant, obligation and agreement contained herein shall be separately valid and enforceable to the fullest extent permitted by law.

11.5.	This Option Agreement shall be binding upon and inure to the benefit and advantage of the Parties hereto and their respective executors, successors and authorized assigns.

11.6.	No Party will assign, transfer, mortgage, pledge, financially encumber, grant a security interest, charge or otherwise dispose of any or all of the rights granted to it under this Option Agreement, without the prior written consent of the other Parties, which shall not be unreasonably withheld.

11.7.	No waiver by either of the Parties of any condition or the breach of any term, covenant, representation or warranty contained in this Option Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or as a waiver of any other condition or breach of any other term, covenant, representation or warranty contained in this Option Agreement.

11.8.	This Option Agreement constitutes the entire agreement between the Parties hereto with respect to the option and assignment terms set forth herein, and supersedes and replaces the provisions of any agreement heretofore entered into by them with respect thereto.

11.9.	This Option Agreement shall be interpreted and enforced in accordance with the laws of the province of Quebec and the Canadian Federal laws applicable therein. For the purposes hereof, the Parties elect domicile in the judicial district of St-François (Quebec).

11.10.	English Language. It is the express wish of the parties that this Option Agreement and all related documents, including notices and other communications, be drawn up in the English language only. Il est la volonté expresse des Parties que cette convention et tous les documents s’y rattachant, y compris les avis et les autres communications, soient rédigés et signés en anglais seulement.

[Signatures on the next page]

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IN WITNESS WHEREOF, the Parties have signed this Option Agreement:

Socpra sciences santé et humaines s.e.c.

/s/ Michael Lambert
Michel Lambert
President and CEO

Mainz Biomed N.V.

/s/ Guido Baechler
Name:	Guido Baechler
Title:	CEO

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